Exhibit 15.1

June 14, 2004

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749

Re:	Registration Statement Nos. 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated June 7, 2004 related to our review of interim financial information.

As discussed in Note A to the consolidated condensed financial statements, effective April 1, 2003, the Company adopted the fair value method of accounting provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123.”

As discussed in Note A to the consolidated condensed financial statements, the Company has restated the consolidated condensed balance sheet at December 31, 2003, and the related consolidated condensed statements of operations and cash flows for the periods then ended.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York